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                                                                   EXHIBIT 10.24

SILICON VALLEY BANK

                           LOAN AND SECURITY AGREEMENT

Borrower: Zhone Technologies, Inc.

Address:  7001 Oakport St.
          Oakland, California  94621

Date:     December 30, 2002

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower(s) named above (jointly and severally, the "Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.      LOANS.

     1.1 Loans. Silicon will make loans to Borrower (the "Loans"), in amounts determined by Silicon in its good faith business judgment, up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and, with respect to the Revolving Loans, subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.

     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon.

     1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations under or in connection with this Agreement exceeds the Credit Limit (an "Overadvance"), Borrower shall pay the amount of the excess to Silicon, within one Business Day following notice thereof from Silicon to Borrower. Without limiting Borrower's obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

     1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

     1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

     1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Revolving Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Revolving Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional customary fee

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Revolving Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date not more than one hundred and eighty days days after to the Maturity Date, but Borrower's obligation to reimburse Silicon for any sums due on or in connection with the Letters of Credit outstanding after the Maturity Date will be secured by cash on terms acceptable to Silicon at all times after the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit other than those arising from Silicon's gross negligence or wilful misconduct. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

2.      SECURITY INTEREST.

     To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the "Collateral"): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower's books relating to any and all of the above.

     Notwithstanding the foregoing, the security interest granted herein does not extend to, and the term "Collateral" does not include, the following: (A) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter; and (B) any license or rights under any contract or rights as lessee of any equipment or software, to the extent that (i) the grant of a security interest therein would be contrary to applicable law, or (ii) such license or contract or lease prohibits the grant of a security interest therein (but only to the extent such prohibition is enforceable under applicable law). Except as disclosed on Exhibit 1 hereto, Borrower represents and warrants to Silicon that it is not presently a party to, nor is it bound by, any material in-bound software license relating to its SLMS, access node or IMACS product lines (which Borrower represents are all of its material product lines) which prohibits Borrower from granting a security interest therein to Silicon (to the extent such prohibition is enforceable under applicable law). Borrower shall not, hereafter, without Silicon's prior written consent, enter into any material in-bound software license relating to its SLMS, access node or IMACAS product lines which prohibits Borrower from granting a security interest therein to Silicon (to the extent such prohibition is enforceable under applicable law), unless Borrower uses commercially reasonable efforts to have such prohibition removed, and in the event Borrower is not successful in having such prohibition removed, Borrower shall give prompt written notice thereof to Silicon.

3.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

     In order to induce Silicon to enter into this Agreement and to make Loans, Bor rower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than contingent indemnification obligations) have been paid and performed in full:

     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower's Certificate of Incorporation, or Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

     3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business, and Collateral with a fair market value of more than $100,000 is located, only at the locations set forth in the Representations and other locations where collateral may from time to time be kept temporarily for testing, sales or demonstration purposes in the ordinary course of business. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving more than $100,000 any of the Collateral (other than in connection with temporary arrangements for testing, sales or demonstration purposes in the ordinary course of business) to a location other than Borrower's Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $50,000 fair market value of Collateral is located at any one location in the ordinary course of business, and Borrower may maintain Inventory and Equipment with contract manufacturers for Borrower in the ordinary course of Borrower's business.

     3.4  TITLE TO COLLATERAL; PERFECTION; PERMITTED LIENS.

          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for licensed property rights and items of Equipment and related software which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend the Collateral against all encumbrances (other than Permitted Liens) and adverse claims of others (other than Permitted Liens).

          (b) Borrower has set forth in the Representations all of Borrower's Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts in which Borrower holds a balance of more than $20,000 (except that the total of amounts in all Deposit Accounts with a balance of $20,000 or less and as to which written notice of the same is not given to Silicon shall not exceed $250,000 in the aggregate), and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon's security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $500,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower's attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall reasonably request in connection therewith.

          (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral, other than Permitted Liens, and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its commercially reasonable to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located to the extent such failure could reasonably be expected to result in a Material Adverse Change.

     3.5 Maintenance of Collateral. Borrower will maintain the Collateral consisting of tangible personal property in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

     3.6 Books and Records. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

     3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted,
(ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     3.9 Compliance With Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

     3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any uninsured claim or claims involving $1,000,000 or more in the aggregate asserted in any fiscal year, or which could reasonably be expected to result, either separately or in the aggregate, in a Material Adverse Change.

     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

4.      ACCOUNTS.

     4.1 Representations Relating to Accounts. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

     4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally).

     4.3 Schedules and Documents Relating to Accounts. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Accounts, nor shall Silicon's failure to advance or lend against a specific Account affect or limit Silicon's security interest and other rights therein. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's reasonable request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

     4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Revolving Loans in such order as Silicon shall determine, and if the Revolving Loans have been repaid in full, any excess shall be promptly remitted by Silicon to the Borrower. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

     4.5 Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Revolving Loans in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, (i) Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year) and (ii) if the Revolving Loans have been repaid in full, any excess shall be promptly remitted by Silicon to the Borrower. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     4.6 Disputes. On Silicon's request, from time to time, Borrower shall notify Silicon of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and
(iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

     4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

     4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

     4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5.      ADDITIONAL DUTIES OF BORROWER.

     5.1 Financial and Other Covenants. Borrower shall at all times, during the term of this Agreement and while any Obligations (other than contingent indemnification obligations) are outstanding, comply with the financial and other covenants set forth in the Schedule.

     5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee (subject to the rights of the holders of Permitted Liens holding claims senior to Silicon), and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, subject to the rights of the holders of Permitted Liens holding claims senior to Silicon, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds from each event of loss totaling

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

less than $1,000,000, which shall be used by Borrower for ordinary business purposes or, as applicable, the replacement of Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense, to the extent necessary to protect Silicon's interest in the Collateral and upon prompt written notice to Borrower. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

     5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

     5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day's notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit and will exercise the same degree of care that it exercises for its own proprietary information, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $700 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedules the audit with less than five days written notice to Silicon, then (without limiting any of Silicon's rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.

     5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

          (i) merge or consolidate with another corporation or entity without Silicon's prior written consent (which shall not be unreasonably withheld, delayed or conditioned), except that nothing herein shall prohibit any of Borrower's directly or indirectly wholly-owned subsidiaries from merging into Borrower (in a transaction in which the Borrower is the surviving corporation) or into eachother;

          (ii) acquire any assets, except for (A) acquisitions of assets in the ordinary course of business; and (B) acquisitions outside the ordinary course of business, with Silicon's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). In connection with any acquisition outside the ordinary course of business, Borrower may set up a subsidiary which has nominal assets in preparation for such acquisition, prior to obtaining Silicon's prior written consent;

          (iii) enter into any other material transaction outside the ordinary course of business, without Silicon's prior written consent (which shall not be unreasonably withheld, delayed or conditioned), except that Silicon's consent shall not be required for the issuance of equity securities of Borrower (subject to the provisions of Section 7.1(n)) or debt securities of Borrower which are subordinated to the Obligations on terms and conditions acceptable to Silicon in its good faith business judgment;

          (iv) sell or transfer any Collateral, except for (A) the sale of finished Inventory in the ordinary course of Borrower's business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business; (C) non-exclusive licenses and similar non-exclusive arrangements for the use of the property of Borrower in the ordinary course of business; (D) transfers consisting of the granting of Permitted Liens or the making of Permitted Investments or the liquidation of Permitted Investments; (E) transfers consisting of the payment of operating expenses in the ordinary course of business; and (F) transfers of Inventory and Equipment to Borrower's contract manufacturers in the ordinary course of Borrower's business.

          (v) store any Inventory or other Collateral with any warehouseman or other third party, except for: (A) temporary arrangements for testing, sales or demonstration purposes in the ordinary course of business; (B) storage of Collateral consisting of Inventory or Equipment with a public warehouse or other bailee in the ordinary course of business, if the public warehouse or other bailee has signed an agreement in form acceptable to Silicon acknowledging Silicon's security interest in the same and waiving any lien, security interest or other right or claim thereto; (C) storage of Collateral consisting of Inventory or Equipment with a public warehouse or other bailee in the ordinary course of business, provided the total Collateral so stored under this clause
(C) does not exceed $1,000,000 in book value; (D) storage of Inventory and Equipment with contract manufacturers for Borrower in the ordinary course of Borrower's business.

          (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis, unless such sales are identified in Borrower's books and the Accounts arising from such sales are separately identified in all reports of outstanding Accounts provided to Silicon (and Borrower acknowledges that such Accounts will not be Eligible Accounts);

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

          (vii) make any loans of any money or other assets (except for Permitted Investments);

          (viii) incur any debts, outside the ordinary course of business, which would result in a Material Adverse Change;

          (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

          (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock; provided, however, that the foregoing shall not restrict the redemption or repurchase of capital stock from terminated employees or consultants not to exceed a total of $750,000 for all such redemptions and repurchases in any fiscal year;

          (xii) make any change in Borrower's capital structure which would result in a Material Adverse Change; or

          (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or

          (xiv)  dissolve or elect to dissolve.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

     5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6.      TERM OF REVOLVING LOAN FACILITY AND TERM OF AGREEMENT.

     6.1 Term of Revolving Loan Facility. The period during which Revolving Loans (as defined in the Schedule) will be made (the "Revolving Loan Period") shall be from the date of this Agreement to the Revolving Loan Maturity Date set forth in the Schedule, unless sooner terminated in accordance with the terms of this Agreement. On and after the Revolving Loan Maturity Date or any earlier termination of this Agreement, no further Revolving Loans will be made. On the Revolving Loan Maturity Date or on any earlier termination of this Agreement, Borrower shall pay in full all outstanding Revolving Loans and any accrued and unpaid interest thereon.

     6.2 Early Termination of Revolving Loan Facility At Borrower's Option. The Revolving Loan Period may be terminated prior to the Revolving Loan Maturity Date by Borrower, effective three business days after written notice of termination is given by Borrower to Silicon.

     6.3 Term of Agreement. The term of this Agreement shall be from the date of this Agreement to the later of the following (the "Maturity Date"): (i) the termination of the Revolving Loan Period, or (ii) the date the last installment of principal on the Term Loan is due. On the Maturity Date or on any earlier termination of this Agreement Borrower shall pay in full all Loans and all other outstanding Obligations, and notwithstanding any termination of this Agreement all of Silicon's security interests and all of Silicon's other rights and remedies shall continue in full force and effect until payment and performance in full of all Obligations (other than contingent indemnification obligations).

     6.4 Early Termination of Agreement. This Agreement may be terminated prior to the Maturity Date by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

     6.5 Termination Fee. If the Revolving Loan Period is terminated by Borrower under Section 6.2, or if this Agreement is terminated by Silicon under
Section 6.4, then Borrower shall pay to Silicon a termination fee in the amount set forth in the Schedule. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

     6.6 Prepayment of Term Loan. Borrower shall not have the right to prepay the Term Loan in whole or in part, except as provided in the Schedule.

     6.7 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all outstanding Loans and other Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than contingent indemnification obligations) have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations (other than contingent indemnification obligations) have been paid and performed in full. Upon payment and performance in full of all the Obligations (other than contingent indemnification obligations) and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon's security interests.

7.      EVENTS OF DEFAULT AND REMEDIES.

     7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation within two Business Days after the date due; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit and Borrower shall fail to pay the excess to Silicon within the time set forth in Section 1.3 hereof; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the Borrower has notice of the same or in the exercise of reasonable diligence should have had notice of the same; or (g) any event of default occurs under any obligation secured by a Permitted Lien that gives the holder thereof the right to accelerate indebtedness of more than $400,000, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; provided, however, that the Event of Default under this Section 7.1(g) caused by the occurrence of an event of default under such other agreement shall be cured or waived for purposes of this Agreement upon Silicon receiving written notice of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver (i) Silicon has not declared an Event of Default under this Agreement and exercised any rights with respect thereto, and (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement, and (iii) in connection with any such cure or waiver, the terms of any agreement with such third party are not modified or amended in any manner which are in the good faith judgment of Silicon materially less advantageous to Borrower; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any Material Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations by a Material Guarantor or any attempt to do any of the foregoing, or commencement of proceedings by any Material Guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any by a Material Guarantor to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any by a Material Guarantor under any bankruptcy or insolvency law; or
(m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) without the prior written consent of Silicon, there shall be a change in the record or beneficial ownership of an aggregate of more than 35% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof (other than by sale of Borrower's equity securities in a public offering or to venture capital investors which Borrower identifies to Silicon prior to closing of the investment or to strategic investors which are acceptable to Silicon in its good faith business

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

judgment; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) Silicon shall give written notice to Borrower that, in its good faith business judgment, a Material Adverse Change has occurred; or (q) Silicon, acting in good faith and in a commercially reasonable manner, shall give written notice that it deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Silicon had no knowledge on the effective date or because of the occurrence of an event on or subsequent to the effective date. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable;
(e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower's general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and
(i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the "Default Rate"). Silicon will not deliver to any person any notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreement providing for control of any Collateral, unless an Event of Default has occurred and is continuing hereunder.

     7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required;

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

(vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon's other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon's security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon's possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

     7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

     7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. Definitions. As used in this Agreement, the following terms have the following meanings:

     "Account Debtor" means the obligor on an Account.

     "Accounts" means all present and future "accounts" as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

     "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     "Business Day" means a day on which Silicon is open for business.

     "Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

     "Collateral" has the meaning set forth in Section 2 above.

     "continuing" and "during the continuance of" when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

     "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

     "Default Rate" has the meaning set forth in Section 7.2 above.

     "Deposit Accounts" means all present and future "deposit accounts" as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

     "Eligible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon's good faith business judgment, the following (the "Minimum Eligibility Requirements") are the minimum requirements for a Account to be an Eligible Account: (i) the Account must not be outstanding for more than 120 days from its invoice date and must have a due date of 60 days or less from its invoice date and must not be outstanding more than 60 days after its due date (collectively, the "Eligibility Period"), (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Account must not be subject to a dispute with the Account Debtor (and if it is subject to such a dispute, the Account will be ineligible only up to the amount of the dispute), (v) the Account must not be owing from an Affiliate of Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon in its good faith business judgment, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor), (x) the Account must not be owing from an Account Debtor with respect to whom Borrower has deferred revenue (but, in such case, the Account will be deemed not eligible only to the extent of the amount of such deferred revenue). Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding. In addition, if more than 30% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits), then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, with ten days advance written notice to Borrower.

     "Equipment" means all present and future "equipment" as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

     "Exim Agreement", "Exim Loans", "Non-Exim Loans", and "Exim Bank" have the meanings set forth in the Schedule.

     "GAAP" means generally accepted accounting principles consistently applied.

     "General Intangibles" means all present and future "general intangibles" as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     "good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon's business judgment.

     "Guarantor" means any present or future guarantor of all or any part of the Obligations, and "Material Guarantor" means any Guarantor other than a Guarantor which, at the pertinent time, has less than $200,000 in tangible assets and less than $1,000,000 in fair market value of total assets.

     "including" means including (but not limited to).

     "Intellectual Property" means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

     "Inventory" means all present and future "inventory" as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     "Investment Property" means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

     "Loan Documents" means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

     "Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon's security interests in the Collateral.

     "Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

     "Other Property" means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims" (including without limitation any commercial tort claims identified in the Representations), "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money"; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

     "Permitted Investments" are:

     (a) Investments shown on Exhibit 2 and existing on the effective date hereof;

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Ratings Service ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) Silicon's certificates of deposit issued maturing no more than 1 year after issue, (iv) Investments permitted by

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

Borrower's investment policy, as amended from time to time, provided that such investment policy (and such amendments thereto) has been approved by Silicon in writing (which approval shall not be unreasonably withheld, conditioned or delayed);

     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

     (d) Investments consisting of (i) compensation of employees, officers, directors and consultants so long as the Board of Directors of Borrower determines that such compensation is reasonable and in the best interests of Borrower; (ii) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan and employee stock option plan agreements approved by Borrower's Board of Directors, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

     (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

     (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

     (g) Strategic investments in customers, vendors, suppliers and other Persons in the same industries as Borrower and its Subsidiaries, including the exercise of warrants to purchase capital stock of such Persons in an aggregate amount not to exceed $500,000 per year;

     (h) Deposit and investment accounts of Borrower in which Silicon has a Lien prior to any other Lien (other than Liens securing fees and expenses of the depository or investment intermediary); and

     (i) loans or investments in consolidated subsidiaries from time to time in an amount sufficient to fund operating expenses of said subsidiaries.

     "Permitted Liens" means the following: (i) purchase money security interests in specific items of Equipment and related software; (ii) leases of specific items of Equipment and related software; (iii) liens for taxes not yet delinquent or being contested in good faith and for which adequate reserves have been made, and as to which there is no lien on any of the Collateral; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense to Borrower; (viii) liens in a total amount not to exceed $1,000,000 on earnest money deposits required under a letter of intent or purchase agreement which are in connection with transactions permitted by this Agreement and are consented to by Silicon in its good faith business judgment, provided such funds are at all times kept in a segregated escrow account; (ix) liens to secure non-delinquent payment of workers' compensation, unemployment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business; (x) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, provided such Liens are confined to such premiums and further, provided, the aggregate amount of such liens does not at any time exceed $1,000,000; (xi) liens on escrowed cash in an aggregate amount not exceeding $1,000,000, representing a portion of the proceeds of sales or transactions permitted by this Agreement, established to satisfy contingent post closing obligations that Borrower owes (including earn-outs, indemnities and working capital adjustments) so long as such Liens are disclosed in writing to Silicon at or prior to the date they arise; (xii) leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property; (xiii) [intentionally omitted]; (xv) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (xiv) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; (xv) governmental liens in connection with progress payments made on government contracts which are limited to the Inventory being sold pursuant to such government contract;
(xvi) a security interest in the Collateral in favor of CIT Venture Leasing Fund, LLC and CIT Technology Financing Services, Inc., provided the same is subject to a subordination agreement in favor of Silicon in form acceptable to Silicon in its good faith business judgment. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

     "Representations" means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

     "Reserves" means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Material Guarantor, on a consolidated basis, or
(iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Material Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.      GENERAL PROVISIONS.

     9.1 Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations three Business Days after receipt by Silicon of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day, provided that sums received by wire transfer will be applied on the date of receipt. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

     9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

     9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower's Deposit Accounts maintained with Silicon.

     9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

     9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

     9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

     9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee's own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

     9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

     9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

     9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

     9.12 Attorneys' Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon's attorneys, Levy, Small & Lallas, but Borrower acknowledges and agrees that Levy, Small & Lallas is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

     9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

     9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

     9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

     9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon's option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County;
(ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

     9.18 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower:                                        Silicon:

  ZHONE TECHNOLOGIES, INC.                       SILICON VALLEY BANK

  By                                             By
    -------------------------------                -----------------------------
      President or Vice President                Title
                                                      --------------------------

Form: -3 (3/7/02)
Version -9

SILICON VALLEY BANK

                                   SCHEDULE TO

                           LOAN AND SECURITY AGREEMENT

BORROWER: ZHONE TECHNOLOGIES, INC.

ADDRESS:  7001 OAKPORT ST.
          OAKLAND, CALIFORNIA  94621

DATE:     DECEMBER 30, 2002

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date. Concurrently the parties are entering into a Loan and Security Agreement (Exim Program) (the "Exim Agreement").

================================================================================

1.  CREDIT LIMIT
    (Section 1.1):  An amount not to exceed the sum of 1 and 2 below:

                    1. Revolving Loans. Loans (the "Revolving Loans") in amount not to exceed the lesser of $15,000,000 at any one time outstanding (the "Revolving Credit Limit"), or 80% (the "Advance Rate") of the amount of Borrower's Eligible Accounts (as defined in Section 8 above)

                    plus

                    2. Term Loan. An amount equal to the unpaid principal balance from time to time outstanding of the loan (the "Term Loan") being made pursuant hereto in the total original principal amount of $3,000,000.

                    Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon five days prior written notice to the Borrower, based on changes in collection experience with respect to Accounts, and other issues or factors relating to the Accounts or other Collateral. The Revolving Loans may be repaid and reborrowed from time to time without penalty or premium.

    Term Loan       The Term Loan will be made in one disbursement within ten
                    days after the later of (i) the date the Borrower receives the cash proceeds (the "Liquidity Event Proceeds") from the closing of a Liquidity Event (as defined below) or (ii)
                    Silicon's written approval of the Liquidity Event.

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                    The Term Loan is conditioned on Borrower closing a Liquidity Event and demonstrating to Silicon's satisfaction, in its good faith business judgment, that the Liquidity Event Proceeds are sufficient to enable Borrower to be in compliance with the financial covenants and other provisions of this Agreement through the Maturity Date.

                    As used herein, "Liquidity Event" means the issuance of equity securities of the Borrower after the date hereof, or another liquidity event or transaction, which is in an amount, form and in all other respects, approved by Silicon in its good faith business judgment.

                    Nothing herein shall excuse any default or Event of Default resulting from any failure of the Borrower to be in compliance with the financial covenants or any other provisions of this Agreement through the Maturity Date, even if it turns out that the Liquidity Event Proceeds were not in fact sufficient to enable Borrower to be in compliance with the same through the Maturity Date.

                    The Term Loan shall be repaid by Borrower to Silicon in 36 equal monthly payments of principal and interest, commencing on the first day of the first month after the month in which the disbursement of the Term Loan is made (unless the disbursement is made on the first day of a month, in which event the first payment shall be due on the disbursement date), and continuing on the first day of each subsequent month until the earlier of the following dates (the "Term Loan Maturity Date"): (i) the third anniversary of the date the Term Loan is made, or (ii) the date the Term Loan has been indefeasibly paid in full. On the Term Loan Maturity Date, the entire unpaid principal balance of the Term Loan, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on the Term Loan shall be payable monthly as provided for in Section 1.2 of this Agreement. The Term Loan may be prepaid, in whole, but not in part, upon payment to Silicon of: (a) all outstanding principal of the Term Loan; (b) all unpaid accrued interest on the Term Loan as of the date of prepayment; and (c) all other amounts then due and payable arising under this Agreement.

                    As used in this Agreement, "Loans" includes the Revolving Loans and the Term Loan.


    Sublimits       The following Letter of Credit Sublimit, Cash Management
    --Overall Limit Sublimit and FX Sublimit shall be applicable during the term of this Agreement, provided, however, that the total of the Letter of Credit Sublimit, the Cash Management Sublimit and the FX Sublimit under this Agreement and the Letter of Credit Sublimit, the Cash Management Sublimit and the FX
                    Sublimit under the Exim Agreement shall not at any time exceed a total of $9,000,000.

    Letter of Credit Sublimit
    (Section 1.6):  $9,000,000.

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

    Cash Management
    Services
    and Reserves:   Borrower may use up to $9,000,000 (the "Cash Management
                    Sublimit") of Loans available hereunder for Silicon's Cash
                    Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the "Cash Management Services"). Silicon may, in its sole discretion, reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower's Loan account, any amounts that may become due or owing to Silicon in connection with the Cash
                    Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management
                    Services. The Cash Management Services shall terminate on the Maturity Date.

    Fx Sublimit:    $9,000,000

                    Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contracts"); provided that
                    (1) at the time the FX Forward Contract is entered into Borrower has Revolving Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the FX Sublimit set forth above. Silicon shall have the right to withhold, from the Revolving Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Revolving Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement, until such time as there exist sufficient Revolving Loans available to Borrower for such reserve at which time such cash collateral shall be released. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                    all standard fees and charges of Silicon in connection with the FX Forward Contracts.

    Exim Agreement;
    Cross-Collateralization;
    Cross-Default:  Both this Agreement and the Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative. The term "Obligations" as used in this Agreement and in the Exim Agreement shall include without limitation the obligation to pay when due all Loans made pursuant to this Agreement (the "Non-Exim Loans") and all interest thereon and the obligation to pay when due all Loans made pursuant to the Exim Agreement (the "Exim Loans") and all interest thereon. Without limiting the generality of the foregoing, all "Collateral" as defined in this Agreement and as defined in the Exim Agreement shall secure all Exim Loans and all Non-Exim Loans and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement, and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement. In the event Silicon assigns its rights under the Exim Agreement and/or under any Note evidencing Exim Loans and/or its rights under this Agreement and/or under any Note evidencing Non-Exim Loans, to any third party, including without limitation the Export-Import Bank of the United States ("Exim Bank"), whether before or after the occurrence of any Event of Default, Silicon shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Agreement and/or Note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.

================================================================================

2.  INTEREST.

     Interest Rate (Section 1.2):

                    With respect to the Revolving Loans:

                    A rate equal to the "Prime Rate" in effect from time to time, plus 2% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

                    With respect to the Term Loan:

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                    For each disbursement of the Term Loan, a rate equal to the U.S. Treasury note yield to maturity for a term of 36 months as quoted in The Wall Street Journal on the day the disbursement of the Term Loan is advanced, plus 7.81% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

================================================================================
3.  FEES (SECTION 1.4):

    Loan Fee:       $125,000 for each year that the Revolving Loan facility
                    under this Agrement or the loan facility under the Exim
                    Agreement is in place, commencing on the date hereof and continuing on each anniversary of the date hereof. Said fees are fully earned on the date hereof and are non-refundable.

    Collateral
    Monitoring
    Fee: $1,000, per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

    Unused Line     In the event, in any calendar month (or portion thereof at
    Fee:            the beginning and end of the term hereof), the average daily principal balance of the Revolving Loans outstanding during the month is less than the amount of the Revolving Credit
                    Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.50% per annum on the difference between the amount of the Revolving Credit Limit and the average daily principal balance of the Revolving Loans outstanding during the month, computed on the basis of a 360-day year, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month (prorated for any partial month at the beginning and at termination of this Agreement).

    Termination Fee
    (Section 6.2):  A total, under this Agreement and the Exim Agreement of one percent (1%) of the total facility amount under this Agreement and the Exim Agreement, which is $25,000,000, provided that no termination fee shall be charged if the Revolving Loan credit facility hereunder and under the Exim Agreement is replaced with a new facility from another division of Silicon Valley Bank.

================================================================================
4.  REVOLVING LOAN
    MATURITY DATE
    (Section 6.1):  The first anniversary of the date of this Agreement (the
                    "Revolving Loan Maturity Date").

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

================================================================================
5.  FINANCIAL COVENANTS
    (Section 5.1):  Borrower shall comply with each of the following covenants:

    Liquidity       As of the end of each month, Borrower shall maintain a total
    Ratio:          of cash and cash equivalents on deposit with Silicon, plus
                    Revolving Loan Availability in an amount equal to or greater than 1.5 times the unpaid principal balance of the Term
                    Loan.

    Remaining
    Months
    Liquidity:      As of the end of each month, Borrower shall maintain a total of cash and cash equivalents on deposit with Silicon, plus
                    Revolving Loan Availability in an amount equal to or greater than 4.0 times the average monthly net loss (if any) incurred by Borrower for the immediately preceding three months, determined in accordance with GAAP, net of amortization and depreciation and non-cash, stock-based compensation

    Minimum
    Tangible
    Net Worth:      As of the end of each month, Borrower shall maintain a
                    Tangible Net Worth of not less than the following amounts
                    (the "Minimum Tangible Net Worth Covenant") at the following dates, plus, in each case, (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower's net income in each month ending after the date hereof. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the month in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible
                    Net Worth Covenant be decreased.


                    As of the end of each month               Tangible Net Worth
                    during the following period:
                    ------------------------------------------------------------
                    September through December,                     $17,200,000.
                     2002
                    ------------------------------------------------------------
                    January through March, 2003                     $14,200,000
                    ------------------------------------------------------------
                    April through June, 2003                        $11,600,000
                    ------------------------------------------------------------
                    July, 2003 through September,
                     2003                                           $10,000,000
                    ------------------------------------------------------------

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                    Thereafter                         Such amount as Silicon
                                                       shall specify in its
                                                       good faith business
                                                       judgment by written
                                                       notice to Borrower,
                                                       after Silicon's receipt
                                                       and review of a
                                                       financial plan of the
                                                       Borrower approved by the
                                                       Borrower's board of
                                                       directors and acceptable
                                                       to Silicon in its good
                                                       faith business judgment,
                                                       and after consultation
                                                       with the Borrower, but
                                                       in no event less than
                                                       $10,000,000.
                    ------------------------------------------------------------


    Definitions.    For purposes of the foregoing financial covenants, the
                    following term shall have the following meaning:

                    "Revolving Loan Availability" means the sum of the Revolving Loans available to Borrower under this Agreement and the Exim Loans available to Borrower under the Exim Agreement.

                    "Tangible Net Worth" shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

                       (A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

                       (B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

================================================================================

6.  REPORTING.
    (Section 5.3):

                    Borrower shall provide Silicon with the following:

                   1. At least weekly, and with each request for a Loan, transaction reports and schedules of collections, on Silicon's standard form, provided that such weekly transactions reports need not be provided until the first Revolving Loan is made.

                   2. Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month. Said aging shall include

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                       identification of Accounts with extended payment terms beyond 60 days, contract manufacturer Accounts and warranty Accounts.

                   3. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

                   4. Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

                   5. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

                   6. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

                   7. Monthly Schedule of unapplied collections (identified by customer) and Schedule of deferred revenue (identified by customer), within 15 days after the end of each month.

                   8. Such other reports as are required to satisfy the requirements of the Exim Bank in connection with the Exim Agreement.

                   9. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

                   10. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

================================================================================
7.  BORROWER INFORMATION:

                    Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated December 30, 2002, previously submitted to Silicon (the "Representations") is true and correct as of the date hereof.

================================================================================

8.  ADDITIONAL PROVISIONS

                   (1) Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain its primary operating accounts and not less than 85% of its total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in said Deposit Accounts and investment accounts.

                   (2) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

                   (3) Warrants. Borrower shall provide Silicon with seven-year warrants to purchase 138,614 shares of Series B preferred stock of the Borrower, at $2.02 per share, on terms acceptable to Silicon, as set forth in the Warrant to Purchase Stock and related documents being executed concurrently with this Agreement. Said warrants shall be deemed fully earned on the date hereof, shall be in addition to all interest and other fees, and shall be non-refundable.

                   (4) Subsidiary Guaranties. Concurrently, Borrower shall cause the following companies (the "Domestic Subsidiaries") to execute and deliver to Silicon Continuing Guaranties with respect to all of the Obligations and Security Agreements and related documentation with respect to all of their assets, all in a form

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                        agreed upon by Silicon and Borrower, and certified resolutions or other evidence of authority with respect to the execution and delivery of such Guaranties and Security Agreements:

                          (1) CAG Technologies, Inc.

                          (2) Optaphone Systems, Inc.

                          (3) Premisys Communications, Inc.

                          (4) Vpacket Communications, Inc.

                          (5) Xybridge Technologies, Inc.

                          (6) Zhone Merger Subsidiary I, Inc.

                          (7) Zhone Merger Subsidiary II, Inc.

                          (8) Zhone Technologies International, Inc.

                          (9) ZTI Merger Subsidiary, Inc.

                        Borrower represents and warrants that the Domestic Subsidiaries are all of its domestic subsidiaries as of the date hereof, except for Zhone Technologies Campus, LLC, which Borrower represents and warrants is a special purpose limited liability company whose sole asset is real property utilized by Borrower and which is not permitted to guaranty the obligations of the Borrower under its agreement with its lender. In the event, in the future, the Borrower creates or acquires any additional domestic subsidiaries, Borrower shall likewise promptly cause such additional domestic subsidiaries to execute and deliver to Silicon Continuing Guaranties with respect to all of the Obligations and Security Agreements and related documentation with respect to all of their assets, the same form, and certified resolutions or other evidence of authority with respect to the execution and delivery of such Guaranties and Security Agreements. Throughout the term of this Agreement Borrower shall cause the Guaranties and Security Agreements referred to in this
                        Section 8(4) to continue in full force and effect.

                    (5) Sherwood Trust Financing Statement. Borrower represents and warrants that (i) Borrower's subsidiary, Optaphone Systems, Inc. ("Optaphone"), was acquired by Borrower in 2000, and (ii) the UCC-1 Financing Statement filed in the Office of the California Secretary of State in favor of Sherwood Trust with respect to Optaphone Systems, Ltd., a Texas limited partnership (File No. 0123660795, filed August 21, 2001) does not encumber any of Borrower's or any of its subsidiaries' (including

SILICON VALLEY BANK                      SCHEDULE TO LOAN AND SECURITY AGREEMENT

                        Optaphone's) assets and does not pertain to Borrower or any of its subsidiaries (including Optaphone).

Borrower:                                     Silicon:

    ZHONE TECHNOLOGIES, INC.                  SILICON VALLEY BANK

   By                                         By
     -------------------------------            --------------------------------
         President or Vice President          Title
                                                   -----------------------------

Form: -3 (3/7/02)
Version -9

                                    Exhibit 1

                  Licenses and other agreements which prohibit
          Borrower from granting a security interest therein to Silicon

                                    Exhibit 2

                         Existing Permitted Investments